Daniels Corporate Advisory Co. Inc. (“DCAC”) - Public Incubator

High Tech and Corporate Development Visionaries Produce Results in Transportation Services

New York: December 11, 2019 Daniels Corporate Advisory Co. Inc. - (“DCAC” with a current market cap of $180,000) is a public incubator of promising start-up businesses. It is happy to bring current and potential stockholders up to date on the progress of its Payless Truckers, Inc. Subsidiary. The visionary and operational talents of a small tight knit group of professionals has produced results beyond our expectations said Chairman, Arthur Viola.

The two business units of Payless are producing results that have surpassed earlier estimates.

The “flip” segment - the purchase of 18 Wheeler Cabs at below market prices, the adding of electronics for added safety and location, and then advertising for resale- are generating Sales of $100,000 per week and positive cash flow of $4,000 per week. On a run rate basis, the Flip segment is generating $5 Million in Revenues and positive cash flow of $200,000.

The ‘rent-to-own’ segment - the purchase of 18 wheeler cabs at below market that are improved and rented under a five year rental agreement (with an option to buy) to truckers hauling for major firms as independent contractors - is operating six trucks that are generating $20,000 in rental income, which equates to $240,000 annually in rental income.

At the current operating rates, the consolidated business segments should generate Sales of $5,240,000 and positive cash flow of $440,000.

We have deliberately taken our time in exploring expansion financing and it has caused a delay in our updating shareholders and the market. The time invested in the search has placed the Company on a road that management and the board see as potentially productive. We are networking with key institutional investors from our attendance at a National Investment Banking Association Conference.

Through our 2 year Pro-forma, and Executive Summary - presentations are being made that are expected to expand the “rent to own” segment to an operating level of one hundred trucks over a two year period. Expansion at that level should generate $320,000 in gross monthly rental income; $3,840,000 per year, on a run-rate basis. The aim is to raise just enough bridge money to create financial leverage, where we provide the down payment amount and an asset based lender supplies the 60% - 75% to complete a truck purchase. To be conservative, even at the lower end of our pro-forma expectations, the results should still be material.

Up-dates on high-tech:

Talks are progressing with other High Tech device/engineering firms that are interested in cross selling down the same marketing pipeline. Plans are in progress that could provide operating efficiencies expected to lower overall operating costs of the heavy truck. Our marketing plan “Smarter Trucks From Payless Truckers” provides an auxiliary power unit that runs on batteries, provides Zero Idle and lowers greenhouse gas emission. We have plans to add a device designed by a European design company that improves the mileage that can be obtained on a heavy truck through maximum fuel efficiency.

Safe Harbor for Forward-Looking Statements:

The statements above regarding the Company’s expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Daniels Corporate Advisory Co. Inc. filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Arthur D. Viola

Chairman

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